Aircraft Purchase Agreement

This AIRCRAFT PURCHASE AGREEMENT (Agreement) made and entered into by and between Hudson Company of Tennessee (Purchaser), and Coachmen Industries, Inc. (Seller).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  AIRCRAFT: Seller agrees to sell and Purchaser agrees to purchase the following aircraft to wit:

MANUFACTURER:  Cessna

SERIAL NO:  525-0087

YEAR and MODEL:  1994 Citation Jet

REG. NO:  N100CH

The Aircraft consists of the airframe, the engines and all the components and equipment installed thereon, as per the attached Exhibit C.

2.  PURCHASE PRICE: Purchaser agrees to pay and Seller agrees to accept as full and complete consideration for the sale of the aforementioned Aircraft the total Purchase Price of $2,275,000 (Two Million Two Hundred Seventy-Five Thousand U.S. Dollars) under the following terms and conditions.

a.

Purchaser will make an earnest money deposit in the sum of $50,000 (Fifty Thousand U.S. Dollars) to Insured Aircraft Title Service, Inc., acting Escrow Agent for this transaction. This earnest money deposit shall remain refundable until completion of the Pre-Purchase Inspection, after which, provided the Purchaser has not rejected the Aircraft, it shall become non-refundable, except as provided in Section 6 below, and shall be (1) payable to Seller as liquidated damages should Purchaser fail to perform under their part of this Agreement under the terms and conditions herein set forth, or (2) applied to the Purchase Price according to the terms and conditions of this Agreement.

b.

The escrow fees to be equally shared between the Purchaser and Seller.

c.

The balance of Purchase Price, in the sum of $2,225,000 (Two Million Two Hundred Twenty-Five Thousand U.S. Dollars), is due and payable upon delivery of the Aircraft in accordance with Section 7 below.  Balance of purchase price is due and closing will take place no more than 3 business days following completion of all agreed upon corrective action.

3.  DELIVERY CONDITION:

a.

Aircraft and all of its systems are to be fully airworthy and in good working condition according to the manufacturer’s specifications.

b.

All Airworthy Directives and mandatory Service Bulletins/Letters shall have been complied with and documented at the time of delivery.

c.

The Seller shall furnish the Purchaser with the originals of all documents, CDs and loose equipment of the Aircraft since new.

d.

On Delivery, Seller shall assist Purchaser, at Purchaser’s Expense in maintaining the continuity of any warranties to the Purchaser’s benefit, providing that these warranties are transferable to the Purchaser.

e.

Purchaser’s acceptance of the Aircraft under paragraph 6 below shall be conclusive as to the satisfaction of the condition of the Aircraft.

f.

Purchaser will transfer any remaining database subscriptions to the extent permitted by subscription providers, subject to Purchaser's acceptance of the terms of the service agreements, and Seller shall assist the Purchaser in such transfers.

4.  TITLE: Seller warrants that it is authorized to sell and holds good title to the Aircraft. Seller will deliver the Aircraft, in accordance with Section 5 below, free and clear of any and all liens, claims, or other encumbrances to its title.

5.  RETENTION OF REGISTRATION NUMBER:  Seller, at Seller’s expense, will retain the rights to registration number N100CH and at Seller’s expense will have the new registration number painted on the aircraft.

6.  MOVEMENT:  Seller agrees to deliver the Aircraft to the Cessna Citation Service Center in Greensboro, North Carolina for the pre-purchase inspection at Purchaser’s cost for fuel. Additionally Seller agrees to allow a test flight of no more than 90 minutes duration at Purchaser’s risk and expense.

7.  ACCEPTANCE OF AIRCRAFT: On or about May 22nd, 2006, Seller shall deliver the Aircraft to the Cessna Citation Service Center where Purchaser, at its expense will conduct, or have conducted a Phase I, II, III, IV, V inspections, engine borescope, windshield prism check, corrosion inspection, avionics check and log book research (“pre-purchase inspection”) to verify proper aircraft system and engine operation, and to examine, or have examined, the Aircraft, its engines, log books, and maintenance records to determine or verify the Aircraft's airworthiness (the “Acceptance Items”).  Any of the Acceptance Items that are not airworthy are hereafter referred to as “Airworthy Items”).

Purchaser shall notify the Seller, in writing, by use of Exhibit A within 2 (two) days, after the Pre-Purchase Inspection, of Purchaser's acceptance (subject to correction by Seller of any  discrepancies rendering the Aircraft not airworthy) or rejection of the Aircraft.  Once Purchaser has accepted the aircraft, the deposit shall become non-refundable.  Upon acceptance Seller will have 10 (ten) days to resolve any Airworthy Items.

If the Purchaser rejects the Aircraft the deposit shall be promptly returned to the Purchaser except for the cost of movement of the Aircraft to the Cessna Citation Service Center in Greensboro, North Carolina from Elkhart, Indiana and back to Elkhart, Indiana, which is to include the cost of fuel.

Seller agrees to remedy any Airworthy Items, including Airworthy Directives and Mandatory Service Bulletins and Mandatory Service Letters that arise from the pre-purchase inspection as determined only by the Cessna Citation Service Center.

Should Seller refuse to correct the Airworthy Items, if any, Purchaser shall have the right, at its election, to reject the Aircraft and all costs of the Pre-Purchase Inspection attributable to the Acceptance Items, incurred by the Purchaser, shall be paid for by the Seller, including all positioning expenses as set forth in paragraph 6. Acceptance or rejection of the Aircraft shall be at Purchaser's sole judgment.

8.  DELIVERY: Delivery shall take place after Purchaser's acceptance of the Aircraft and correction of mutually agreed to Airworthy Items, if any, on or before June 9th, 2006 and no later. Purchaser shall confirm acceptance of delivery, in writing, by execution of Exhibit B attached hereto.

9.  CONVEYANCE OF TITLE: Conveyance shall be by execution of Federal Aviation Administration (FAA) Bill of Sale, AC Form 8050-2, accompanied by appropriate releases of any liens or encumbrances, if any, that exist against the Aircraft, its components or engines.  These signed forms and releases to be lodged with the Escrow Agent prior to Delivery and filed with the FAA on Delivery.

10.  INSURANCE: Until delivery, Seller shall keep the Aircraft fully insured and bear the risk of loss, and in the event that the Aircraft is either lost, destroyed, stolen, confiscated or damaged,  prior to delivery, this Agreement shall be terminated, the earnest money deposit promptly refunded in full to Purchaser, less reimbursement for Seller’s expenses with respect to movement of the Aircraft as set forth in paragraph 6 hereof, and all proceeds of insurance shall be the sole property of Seller. Purchaser shall not take any action that will invalidate Seller's insurance coverage.

11.  NOTICES: Unless the parties otherwise notify each other in writing of changes of address, all notices herein shall be deemed served if hand delivered or sent by telefax, express courier, or United States certified mail, return receipt, postage prepaid, to the Seller and Purchaser at their respective addresses herein below:

PURCHASER:

Hudson Company of Tennessee

17347 Alabama Highway 75

Henagar, AL 35978

256-657-6100

256-657-6122 Fax

SELLER:

Coachmen Industries, Inc.

2831 Dexter Drive

Elkhart, IN 46514

574-262-0123

574-262-8823 Fax

12.  DATE OF AGREEMENT: The Date of this Agreement shall be the date that the last party executes or initials this Agreement and shall not become legally binding upon either party until fully executed.

13.  ENTIRE AGREEMENT: The terms and conditions of this Agreement constitute the entire agreement of the parties hereto and supersede all previous negotiations, representations, and agreements between the parties. This Agreement may not be varied, amended or supplemented except by an instrument in writing signed by both the parties.

Any part of this Agreement found by any court, or other competent authority, to be unenforceable, shall be considered severable so as not in any way to affect the remainder of this Agreement.

14.  BINDING EFFECT: This Agreement shall be binding upon and inure to the benefit of the parties, their respective legal representatives, heirs, successors and assigns, except this Agreement may not be assigned by either party without the written consent of the other.

15. DISCLAIMER OF WARRANTY: PURCHASER ACKNOWLEDGES THAT IT HAS FULL OPPORTUNITY TO INSPECT THE AIRCRAFT AND ITS RECORDS IN ORDER TO MAKE ITS OWN DETERMINATION AS TO THE AIRWORTHINESS OF THE AIRCRAFT.  PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OF SELLER AS TO THE AIRWORTHINESS OF THE AIRCRAFT.  THE AIRCRAFT IS BEING SOLD IN AN "AS IS" CONDITION, WITHOUT ANY WARRANTY, EITHER EXPRESS OR IMPLIED AS TO MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE UNLESS OTHERWISE SPECIFIED HEREIN. SELLER SHALL NOT HAVE RESPONSIBILITY FOR ACTUAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, OR DAMAGES FOR LOSS OF USE, TIME AND INCOME WITH RESPECT TO ANY DEFECT OR OTHER DEFICIENCY OF THE AIRCRAFT.

16. ASSIGNMENT:  Notwithstanding any terms in the Agreement to the contrary, Hudson Company of Tennessee has the right to exchange the Property to qualify as a tax deferred exchange under the provisions of Section 1031 of the Code and the Treasury Regulations thereunder.

* * * * *

IN WITNESS WHEREOF, the parties acknowledge that they have read this Aircraft Purchase Agreement, understand and accept all provisions hereof, and have caused this Agreement to be duly executed on the dates set forth below their names.

PURCHASER:	SELLER:
Hudson Company of Tennessee	Coachmen Industries, Inc.
By /s/Alan Wilks	By /s/Richard M. Lavers
Alan Wilks	Richard M. Lavers,
Title:	General Counsel & Secretary

Date: May 25, 2006	Date: May 25, 2006

Exhibit A

Confirmation of Aircraft Acceptance

Coachmen Industries, Inc.

2831 Dexter Drive

Elkhart, IN 46515

Dear Mrs. Skinner:

RE: Cessna CJ  Serial Number: 525-0087 Registration Number:  N100CH

Pursuant to the Aircraft Purchase Agreement (Agreement) dated                              , 2006 between Hudson Company of Tennessee (Purchaser), and Coachmen Industries, Inc. (Seller), this is to confirm that Purchaser has inspected the above-referenced Aircraft on this date.

Subject to Seller's correction of the following discrepancies at Seller's expense, the Aircraft is satisfactory and is hereby accepted in accordance with the terms of the above referenced Agreement.

1.

2.

3.

4.

5.

Sincerely,

Hudson Company of Tennessee
By:	Date:
Alan Wilks
Title:

AGREED AND ACCEPTED:
Coachmen Industries, Inc.
By:	Date:
Claire Skinner
Title:

Exhibit B

Confirmation of Aircraft Delivery

Coachmen Industries, Inc.

2831 Dexter Drive

Elkhart, IN 46515

Dear Mrs. Skinner:

RE: Cessna CJ  Serial Number: 525-0087 Registration Number:  N100CH

Pursuant to the Aircraft Purchase Agreement (Agreement) dated _____________ between Hudson Company of Tennessee (Purchaser), and Coachmen Industries, Inc.  (Seller), I hereby acknowledge delivery on ____________, 2006 of the above-referenced Aircraft.

Delivery of Aircraft has been made to me at:                                                             .

I have examined Aircraft and acknowledge that it is satisfactorily complies with all terms and conditions of the above-referenced Agreement.  I further acknowledge compliance to date of all terms and conditions of that Agreement.

Sincerely,

Alan Wilks

Hours of Airframe at Time of Delivery:

_______________

Hours of Engines at Time of Delivery:

_______________

Exhibit C

1994 Cessna Citation Jet

S/N 525-0087

N100CH

TOTAL TIME:  3405.0 as off (12/9/05)

LANDINGS:

#1 ENGINE TSN: 3353.7 TAP Elite Engine Program

#1 ENGINE TSOH:  423.2 (11/04)

#2 ENGINE TSN:  3353.3 TAP Elite Engine Program

#2 ENGINE TSOH:  423.2 (11.04)

ENGINE TYPE:

Williams FJ-441A

AVIONICS:

COM:

Dual King KY 196A

DME:

Dual King KN 63

NAV:

Dual King KN 53

FDS:

Honeywell SPZ 5000

A/P:

Honeywell SPZ 5000

ADF:

Dual King KR 87

RADAR:

Bendix RDR 2000

ENCAL:

King

EFIS:

Honeywell SPZ 500 2 Tube

STORMSCOPE:

BFG-WX-500

RADAL:

King KRA 405

GPS:

Garmin 500

SKYWATCH:

BFG-HP

SATELLITE DATA LINK WEATHER:

WSI-200

TERRAINE AVOIDANCE:

Garmin GPS TAWS

RADAR GRAPHIC COMPUTER:

RGR-350

MAINTENANCE STATUS:

Phase 1-4 completed as follows:

1 – 6/2/05 (3218.2 hrs)

2 – 8/9/05 (3299.5 hrs)

3 – 10/20/05 (3371.5 hrs)

4 – 4/17/05 (3131.5 hrs

Phase 5 - 1/02/04 Duncan Aviation Battle Creek

ADDITIONAL EQUIPMENT:

RVSM (Duncan Aviation) 1/2/04 Cessna Mod.,

EXTEROIR:

New 2/4/05. Overall Contrail White w/Ashen green, silver platinum, windfield bronze and castle silver.

INTERIOR:

New 2/4/05. Tan leather seats. Tan/Brown Berber carpet.

SEATING:

Lh fwd refreshment center, executive tables, belted lav, navigation chart cases, aft divider w/mirror, single aisle seat.